Exhibit 99.1

Onvia Contacts:

Cameron Way

Chief Financial Officer

Tel 206-373-9034

cway@onvia.com

Onvia, Inc. Reports Second Quarter 2013 Results

Subscription revenue grows 3% over same period last year; Total revenues flat compared to same period last year

SEATTLE, WA — August 6, 2013 — Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government-business market intelligence, reported financial results for the second quarter ended June 30, 2013.

Q2 2013 Results

•	Annual Contract Value up 2% to $19.0 million vs. Q2 2012

•	Annual Contract Value per Client up 13% to $5,002 vs. $4,431 in Q2 2012

•	Subscription revenue up 3% to $4.8 million compared to Q2 2012

•	Total revenue flat at $5.5 million compared to Q2 2012

•	Gross margin at 82% in Q2 2013 and 85% in Q2 2012

•	Adjusted EBITDA decreased to $726,000 vs. $846,000 in Q2 2012

•	Net loss of $88,000 in Q2 2013 vs. net income of $72,000 in Q2 2012

Q2 2013 Operational Performance Summary

	Q2 13	Q1 13	Change %	Q2 12	Change %
Annual Contract Value (ACV) (in millions)	$19.0	$18.9	1%	$18.6	2%
Content Licenses (in millions)	2.0	2.0	0%	2.0	0%

Total Contract Value (in millions)	$21.0	$20.9	0%	$20.6	2%

Total Clients	3,800	3,850	-1%	4,200	-10%
Annual Contract Value per Client (ACVC)	$5,002	$4,915	2%	$4,431	13%

Second Quarter 2013 Results

As previously communicated we are executing four initiatives intended to grow subscription revenue and Adjusted EBITDA in 2013. Subscription revenue is beginning to grow but not as quickly as originally expected. In particular, the initiative to scale the Small/Medium Business or “SMB” Acquisition sales channel is behind plan. Consequently we are taking specific actions to get this initiative back on track. The other three initiatives are progressing according to plan. We continue to believe that subscription revenue and Adjusted EBITDA will continue to grow the second half of 2013.

Subscription revenue grew 3% over Q2 2012, compared to 1% year over year growth in Q1 2013. This represents our second positive growth rate in subscription revenues since Q2 2010. The 2013 operating initiatives are designed to drive subscription revenue growth.

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Total revenue was flat in Q2 2013 and year to date due, in part, to the planned decline in report revenue compared to the prior year. Report revenue is not expected to increase in the foreseeable future because the content previously delivered as a one-time report is now included in the subscription solutions launched in the second half of 2012. This is consistent with our objective of driving the majority of our business toward recurring revenue.

ACV increased by 2% to $19.0 million in Q2 2013 from $18.6 million one year ago. Growth in ACV indicates that new client acquisitions, contract expansions and improving client retention rates have more than offset the impact of client attrition. ACV represents the aggregate annual value of our subscription contracts and is a leading indicator of future revenue growth. For more information about ACV, see “About Annual Contract Value (ACV)” below.

Annual Contract Value per Client increased 13% to $5,002 per client in Q2 2013 compared to $4,431 in Q2 2012. Growth in ACVC demonstrates that an increasing number of clients have a strategic interest in the public sector. Companies within this target market typically have higher ACVC and renew at higher rates, which are key attributes of a profitable long-term client.

As of June 30, 2013, Onvia has 3,800 clients, down 10% from 4,200 clients during the same period one year ago, and the net loss in clients slowed to 50 clients compared to Q1 2013. Our strategy is to continue to improve profitability by acquiring and managing fewer strategic clients at a higher ACVC. We believe that ACV is a better measure of quarterly sales activity.

Gross margin declined to 82% in Q2 2013 as expected compared to 85% last year. We are investing in content for the Vendor Center release planned in October this year, which contributed to the decline in gross margin. Gross margin typically declines slightly prior to major product releases because new product revenue has not yet offset the incremental content investment. Due to the Company’s small size, incremental investments can have a noticeable impact on results.

Operating expenses in the second quarter of 2013 are flat compared to Q2 2012. In Q4 2012, we increased investment in the SMB sales channel, expanding the sales force by 40%. The incremental investment negatively impacted quarterly EBITDA and net income, but due to lower than expected variable sales costs the impact was less than planned. When fully ramped, we expect the investment in SMB to increase ongoing sales and marketing costs by $750,000 annually compared to the pre-investment period.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and non-cash stock-based compensation) for the quarter decreased to $726,000, compared to Adjusted EBITDA of $846,000 in the same year-ago period. Net loss was $88,000 or $(0.01) cents per diluted share, compared to net income of $72,000 or $0.01 cents per diluted share in the second quarter of 2012.

At June 30, 2013, cash, cash equivalents and investments decreased by $4.5 million to $7.8 million compared to the end of 2012. On April 4, 2013, Onvia repurchased 1.2 million shares of its outstanding common stock from a third party at $3.50 per share. As a result of the stock repurchase, cash on hand was reduced by $4.4 million. We believe that the remaining cash balance is adequate to fund operations until Adjusted EBITDA and free cash flow accelerate in the future.

2013 Initiatives

“The first initiative to successfully expand SMB Acquisition is behind plan,” stated Hank Riner, Onvia’s President and Chief Executive Officer. “We measure the success of this initiative by improving new client ACVC and the growth rate in SMB acquisition sales year over year. The quality of client acquisitions is improving; new client ACVC increased to $9,042 in Q2 2013 from $8,585 in Q2 2012, but number of client acquisitions is not scaling as quickly as anticipated. In the first half of 2013, SMB acquisition bookings increased by 19% over the same period last year, however growth slowed to 5% in Q2 2013 compared to Q2 2012. The rapid investment in SMB acquisition revealed weaknesses in the execution of our go-to-market strategy. We have taken a number of steps to get this initiative back on track by the end of 2013.”

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“First, I am pleased to announce the hiring of Jennifer Bascom as Vice President of Sales and Marketing. Ms. Bascom’s 20 years of senior leadership is expected to help accelerate growth by driving better sales execution, sharing best practices and developing sales talent. Second, we are refocusing client acquisition efforts on prospects who serve a national market of state and local government customers. Finally, we will adjust our marketing programs to nurture these national prospects to build interest in our solutions with the appropriate decision makers. We believe that new senior sales leadership, a focus on national prospects and redirecting marketing dollars to a nurture program for these national prospects should increase our growth rate for SMB Acquisition bookings the second half of 2013.

“Our second initiative is to maximize growth with our SMB customer base. We believe that many of our clients do not receive the optimal Onvia solution for their public sector business objectives. The success of this initiative will be measured by the growth in contract value of existing contracts in 2013 when compared with 2012. In Q2 2013, the contract value growth rate increased by 8% compared to the same year ago period.

“Our third initiative is to strengthen the value of our database and continue to add solutions to help customers win more government business. In Q2 13, we improved the content delivery process and clients now receive over 90% of their actionable content on the same day the content is captured from the original source. Our broad and deep coverage delivered in nearly real time represents a strong competitive advantage for Onvia in the marketplace.

“In the fourth quarter we expect to launch Vendor Center, an analytical tool which will help our customers evaluate competitors and channel partners in the public sector. This solution represents another important step in our strategy to move from lead distribution into public sector intelligence. The success of this initiative will be measured by our ability to deliver the roadmap on schedule and within budget.

“Our fourth initiative is to develop and begin to execute a strategy for Enterprise sales that is scalable for 2014,” concluded Mr. Riner. “Our objective is to be in a position by the end of 2013 to grow Enterprise in 2014 with the right people, process and solutions. The success of this initiative will be measured by the development of this plan by the end of 2013.”

Conference Call

Onvia will hold a conference call later today (August 6, 2013) to discuss our second quarter results. CEO Hank Riner and CFO Cameron Way will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Tuesday, August 6, 2013

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-866-952-1906

International: 1-785-424-1825

Conference ID#: ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia’s website at www.onvia.com. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until September 6, 2013:

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pass-code: 11638

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Use of Non-GAAP Financial Information

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including Onvia’s competitors) may define Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Net (Loss) / Income to Adjusted EBITDA” below for further information on this non-GAAP measure and for a reconciliation of GAAP Net (Loss) / Income to Adjusted EBITDA for the periods indicated.

Onvia, Inc.

Reconciliation of GAAP Net (Loss) / Income to Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
GAAP net (loss) / income	$(88)	$(120)	$72	$(208)	$132

Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	(6)	(9)	(8)	(15)	(24)
Depreciation and amortization	755	760	710	1,515	1,369
Amortization of stock-based compensation	65	73	72	138	92

Adjusted EBITDA	$726	$704	$846	$1,430	$1,569

About Annual Contract Value (ACV)

Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV), which represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia’s revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenues from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV. ACV is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “intend,” “plan,” “expect,” “should,” “indicate” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding Onvia’s future results of operations, the progress to be made on the 2013 initiatives, Onvia’s future financial flexibility and future cash flows and Onvia’s future product and content offerings. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.

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The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s “targeted accounts” strategy may fail to increase contract value of new customers; Onvia’s investment in sales and marketing fail to improve sales penetration and client retention rates; client adoption of Onvia’s enterprise solutions may be slower than expected; identifying partners to distribute Onvia’s content may be slower than expected; Onvia’s new product releases may fail to improve sales penetration and client retention rates; and Onvia’s technology may fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, as applicable, in Onvia’s Annual Report on Form 10-K for the year December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

Any forward-looking statement made by Onvia in this release is as of the date indicated. Factors or events that could cause Onvia’s actual results to differ may emerge from time to time, and it is not possible for Onvia to predict all of them. Onvia assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia, Inc.

For more than 13 years Onvia (NASDAQ: ONVI), has been successfully delivering the research, analytics and tools companies rely on to develop winning government business strategies. Onvia tracks, analyzes and reports historical, real-time and future spending of tens of thousands of state and local government agencies, giving companies a single source for conducting open, intelligent and efficient business with government. Along with providing an exclusive suite of integrated business tools for a wide variety of industries, Onvia offers DemandStar, the automated system that streamlines agency procurement processes. Onvia was founded in 1996 and is headquartered in Seattle, Washington. For information about Onvia visit www.onvia.com.

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Onvia, Inc.

Condensed Consolidated Statements of Operations

Three and Six Months Ended June 30, 2013 and June 30, 2012

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue
Subscription	$4,817	$4,694	$9,578	$9,397
Content license	506	553	999	1,090
Management information reports	106	196	272	341
Other	75	103	153	214

Total revenue	5,504	5,546	11,002	11,042
Cost of revenue	966	849	1,889	1,709

Gross margin	4,538	4,697	9,113	9,333
Operating expenses:
Sales and marketing	2,688	2,678	5,547	5,425
Technology and development	1,066	1,070	2,064	2,112
General and administrative	878	885	1,725	1,688

Total operating expenses	4,632	4,633	9,336	9,225

(Loss) / Income from operations	(94)	64	(223)	108
Interest and other income, net	6	8	15	24

Net (loss) / income	$(88)	$72	$(208)	$132

Unrealized loss on available-for-sale securities	(2)	—	(2)	(1)

Comprehensive (loss) / income	$(90)	$72	$(210)	$131

Basic net (loss) / income per common share	$(0.01)	$0.01	$(0.03)	$0.02

Diluted net (loss) / income per common share	$(0.01)	$0.01	$(0.03)	$0.01

Basic weighted average shares outstanding	7,367	8,520	7,957	8,513

Diluted weighted average shares outstanding	7,367	8,852	7,957	8,836

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ONVIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2013	December 31, 2012
	(Unaudited)
	(In thousands, except share data)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,902	$3,888
Short-term investments, available-for-sale	5,908	8,435
Accounts receivable, net of allowance for doubtful accounts of $32 and $42	1,051	1,278
Prepaid expenses and other current assets	557	581

Total current assets	9,418	14,182

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	1,589	1,729
Internal use software, net of accumulated amortization	5,490	5,540
Long-term investments	90	—
Deferred tax assets, net of current portion	2,203	2,175
Other long-term assets	152	92

Total long term assets	9,524	9,536

TOTAL ASSETS	$18,942	$23,718

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$776	$855
Accrued expenses	699	823
Unearned revenue, current portion	7,588	7,535
Other current liabilities	354	631

Total current liabilities	9,417	9,844

LONG TERM LIABILITIES:
Unearned revenue, net of current portion	715	728
Deferred rent, net of current portion	607	394
Other long-term liabilities	63	242

Total long term liabilities	1,385	1,364

TOTAL LIABILITIES	10,802	11,208

STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,572,212 and 8,528,307 shares issued; and 7,329,405 and 8,528,281 shares outstanding	1	1
Treasury stock, at cost: 1,242,807 and 26 shares	(4,398)	—
Additional paid in capital	353,315	353,077
Accumulated other comprehensive loss	(1)	1
Accumulated deficit	(340,777)	(340,569)

Total stockholders’ equity	8,140	12,510

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$18,942	$23,718

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Onvia, Inc.

Condensed Consolidated Statements of Cash Flows

Six Months Ended June 30, 2013 and June 30, 2012

	Six Months Ended June 30,
	2013	2012
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(208)	$132
Adjustments to reconcile net (loss) / income to net cash provided by operating activities:
Depreciation and amortization	1,515	1,369
Idle lease accrual	(74)	(34)
Stock-based compensation	138	92
Change in operating assets and liabilities:
Accounts receivable	227	76
Prepaid expenses and other assets	24	34
Accounts payable	(28)	227
Accrued expenses	(73)	(27)
Unearned revenue	40	(470)
Deferred rent	65	(72)

Net cash provided by operating activities	1,626	1,327

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(422)	(233)
Additions to internal use software	(1,066)	(593)
Purchases of investments	(5,362)	(8,539)
Sales of investments	2,881	2,273
Maturities of investments	5,006	5,799
Return of security deposits	(150)	45

Net cash provided by / (used in) investing activities	887	(1,248)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(201)	(24)
Repurchase of stock	(4,398)	—
Proceeds from exercise of stock options	100	59

Net cash (used in) / provided by financing activities	(4,499)	35

Net increase in cash and cash equivalents	(1,986)	114
Cash and cash equivalents, beginning of period	3,888	3,378

Cash and cash equivalents, end of period	$1,902	$3,492

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